Exhibit 99.1

NEWS RELEASE

5904 Richmond Highway
Alexandria, Virginia 22303
Tel: (703) 329-9400
www.analex.com	Release:	IMMEDIATE
	For:	ANALEX CORPORATION
(Symbol: NLX)

Contact:	Amber Gordon
(703) 329-9400

ANALEX REPORTS LITIGATION SETTLEMENT

Alexandria, VA, July 28, 2004 – Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, announced that it has entered into a settlement agreement and mutual release with Swales and Associates, Inc. which resolves any and all claims by and between the parties, including the litigation that was pending in the Circuit Court for Prince George’s County, Maryland. The express purpose of the settlement was to minimize the expense, effort, uncertainty and inconvenience entailed in proceeding with the litigation, and the settlement was entered without admission of liability, damages or wrongdoing of any kind. As part of the settlement, Analex agreed to pay Swales $1 million, a portion of which was for the work Swales previously performed on a subcontract.

Sterling Phillips, President and CEO of Analex, commented, “The cost of defending Analex against Swales’ claims would likely have exceeded the amount of the settlement, and therefore we are pleased to announce the end of this process.”

In October, 2003 Analex had been served with a lawsuit filed by Swales & Associates, Inc. in the Circuit Court for Prince George’s County, Maryland alleging breach of contract and other claims relating to Swales’ termination as a subcontractor under Analex’s Expendable Launch Vehicle (ELVIS) contract with NASA and seeking damages in excess of $4.0 million.

About Analex

Analex specializes in providing intelligence, systems engineering and security services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. The Company’s stock trades on the American Stock Exchange under the symbol NLX. The Company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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